News Release

BorgWarner Appoints
Hau Thai-Tang to its Board of Directors

Auburn Hills, Michigan, February 8, 2023 – BorgWarner announced today that Hau Thai-Tang has been named to its Board of Directors.
“We are pleased to welcome Hau to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the Board of BorgWarner. “Hau’s extensive industry experience and his forward-looking perspective around electrification transformation make him a solid complement to our Board.”
Mr. Thai-Tang retired from Ford Motor Company (NYSE: F), a global automotive manufacturer, in 2022 as Chief Industrial Platform Officer. In this position, Mr. Thai-Tang led global research and advanced engineering, product development, design, manufacturing engineering, purchasing, and supply chain teams to deliver an industry leading product portfolio of digitally connected ICE and BEV vehicles.
Mr. Thai-Tang led Ford’s product development and purchasing organizations during its launches of the Mustang Mach-E, F-150 Lightning, Bronco, Maverick, and Puma.
Mr. Thai-Tang holds a Bachelor of Science in Mechanical Engineering from Carnegie Mellon University and a Master of Business Administration from the University of Michigan Stephen M. Ross School of Business.

About BorgWarner
For more than 130 years, BorgWarner has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility — to help build a cleaner, healthier, safer future for all.

Hau Thai-Tang has been named to BorgWarner’s board of directors.

PR contact:
Michelle Collins
Phone: +1 248-754-0449
Email: mediacontact@borgwarner.com